EXHIBIT 9(a)


                              ROCHESTER FUND SERIES
                                 350 Linden Oaks
                              Rochester, N.Y. 14625




Rochester Fund Services, Inc.
350 Linden Oaks
Rochester, NY 14625
Attn: Mr. Michael S. Rosen, Vice President

Oppenheimer Management Corporation
2 World Trade Center
New York, NY 10048-0203
Attn: Andrew Donohue

     Re: Accounting, Administration & Recordkeeping Agreement

     Pursuant to Section 20 of the Accounting, Administration and Recordkeeping Agreement between Rochester Fund Municipals and Rochester Fund Services, Inc., this will serve as the funds written consent to the assignment of that agreement from Rochester Fund Services, Inc. to Oppenheimer Management Corporation.

                                           ROCHESTER FUND SERIES

                                       By: /s/ RONALD H. FIELDING
                                           -------------------------------------
                                               Ronald H. Fielding, President
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                ACCOUNTING, ADMINISTRATION AND RECORDKEEPING AGREEMENT
                                     BETWEEN
                              ROCHESTER FUND SERIES
                                      AND
                          ROCHESTER FUND SERVICES, INC.

THIS AGREEMENT is made as of the 15th day of April __, 1994, by and between ROCHESTER FUND SERIES ("Fund"), a Massachusetts business trust, on behalf of The Bond Fund For Growth and such other series of the Fund as the Fund may add from time to time, and ROCHESTER FUND SERVICES, INC. ("Agent"), a New York corporation. Each reference herein to the Fund shall, where appropriate, relate to the series thereof.

     WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended ("1940 Act"), and as a transfer agent under the Securities Exchange Act of 1934, as amended ("1934 Act"); and

     WHEREAS, the Fund wishes to retain the Agent to provide certain Fund accounting, administration and shareholder recordkeeping services other than those services specified in Section 3(a)(25) of the 1934 Act, and the Agent is willing to furnish such services;

     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. APPOINTMENT. The Fund hereby appoints the Agent to provide certain accounting services for the Fund and to provide certain administration and recordkeeping services for the holders of shares of beneficial interest ("Shares") in the Fund ("Shareholders") for the period and on the terms set forth in this Agreement. The Agent accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 12 of this Agreement. The Fund and the Agent agree that nothing contained in this Agreement is intended to require the Agent to perform any activity specified in Section 3(a)(25) of the 1934 Act.

2. DELIVERY OF DOCUMENTS. The Fund has made available to the Agent (or has furnished the Agent with) properly certified or authenticated copies, with all amendments or supplements thereto, of the following documents:

     (a)  Agreement and Declaration of Trust of the Fund;

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     (b)  By-Laws of the Fund;

     (c) Resolutions of the Fund's Board of Trustees appointing the Agent and approving the form of this Agreement; and

     (d) Resolutions of the Fund's Board of Trustees designating certain of its officers to give instructions on behalf of the Fund to the Agent and authorizing the Agent to rely upon Proper Instructions (as hereinafter defined).

3. AUTHORIZED PERSONS. Concurrently with the execution of this Agreement, the Fund shall deliver to the Agent a certificate, or such other certificate as may be received by the Agent from time to time, setting forth the names, titles and signatures of such persons authorized to give Proper Instructions or any other notice, request, direction, instruction, certificate or instrument on behalf of the Fund ("Authorized Persons"). Such certificate may be accepted and reasonably relied upon by the Agent as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until delivery to the Agent of a similar certificate to the contrary. Upon delivery of a certificate that deletes the name of a person previously authorized to give Proper Instructions, such person shall no longer be considered an Authorized Person.

4. PROPER INSTRUCTIONS.

     (a) Unless otherwise provided in this Agreement, the Agent shall act only upon Proper Instructions. "Proper Instructions" shall mean: (i) a tested telex from the Fund; (ii) other communications effected directly between electro-mechanical or electronic devices or systems, provided that the Agent and the Fund agree to the use of such device or system; (iii) a written request, direction, instruction or certification signed or initialed on behalf of the Fund by one or more Authorized Persons; or (iv) telephonic or other oral instructions given by any Authorized Person that the Agent reasonably believes to have been given by a person authorized to give such instructions. Proper Instructions may be in the form of standing instructions.

     (b) Oral instructions will be confirmed by tested telex or in writing in the manner set forth above by the close of business on the same day that oral instructions are given to the Agent, but the lack of such confirmation shall in no way affect any action taken by the Agent in reasonable reliance upon such oral instructions.

     (c) The Agent may assume that any Proper Instructions received hereunder are not in any way inconsistent with any provisions of the Agreement and Declaration of Trust or By-Laws or any vote, resolution or proceeding of the Fund's

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     Shareholders, or of the Board of Trustees or of any committees thereof. The
     Agent shall be entitled reasonably to rely upon any Proper Instructions actually received by it pursuant to this Agreement. The sole obligation of the Agent with respect to any follow-up or confirmatory instruction shall be to make reasonable efforts to detect any discrepancy between said instruction and the original Proper Instruction and to advise the Fund accordingly.

5. FUND ACCOUNTING SERVICES.

     (a) Daily Activities. The Agent will perform the following accounting functions on a daily basis:

          (1) Journalize the Fund's investment, capital share and income and expense activities;

          (2) Verify investment buy/sell trade tickets received from the Fund's investment adviser and transmit trades to the Fund for transmittal for proper settlement;

          (3) Maintain individual ledgers for investment securities;

          (4) Maintain historical tax lots for each security;

          (5) Reconcile Share activity and outstanding Share balances with the transfer agent;

          (6) Update the cash availability throughout the day as required by the Fund's investment adviser;

          (7) Post to and prepare the Fund's Statement of Assets and Liabilities and the Statement of Operations;

          (8) Calculate various contractual expenses (e.g., advisory and custody fees);

          (9) Monitor the expense accruals and notify Fund management of any proposed adjustments;

          (10) Calculate capital gains and losses;

          (11) Determine the Fund's net income;

          (12) Obtain security market quotations from Quotron Financial Information Services or such other services approved by the Fund's investment adviser, or if such quotes are unavailable, then obtain such prices from the Fund's investment adviser, and in either case calculate the market value of the Fund's investments;

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          (13) Value the assets of the Fund and compute the net asset value per share of the Fund at such times and dates and in the manner specified in the Fund's current prospectus;

          (14) Provide a copy of the daily portfolio valuation to the Fund's investment adviser; and

          (15) Compute the Fund's yield, total return, expense ratio, portfolio turnover rate and daily dividend factor and disseminate as agreed upon by the parties hereto.

     (b) Monthly Activities. On the first business day following the end of each month, the Fund shall cause the Fund's custodian to prepare and forward to the Agent, within three business days following the end of each such month, a monthly statement of cash and portfolio transactions, which the Agent will reconcile with the Agent's accounts and records maintained for the Fund. Within three business days following the Agent's receipt of the monthly statement provided by the Fund's custodian, the Agent will provide a written report of any discrepancies to the Fund's custodian, and will provide a written report of any unreconciled items to the Fund.

     (c) Other Activities. In addition to the foregoing accounting services, the Agent will:

          (1) Prepare monthly financial statements, which will include a (i) schedule of investments, (ii) statement of assets and liabilities,
          (iii) statement of operations, (iv) statement of changes in net assets, (v) cash statement, and (vi) schedule of capital gains and losses;

          (2) Prepare quarterly broker security transactions summaries;

          (3) Supply various Fund statistical data as reasonably requested by the Fund on an ongoing basis;

          (4) Assist in the preparation of support schedules necessary for completion of the Fund's federal, state and, if applicable, excise tax returns;

          (5) Assist in the preparation of the Fund's semi-annual reports with the Securities and Exchange Commission ("SEC") on Form N-SAR;

          (6) Assist in the preparation of the Fund's annual and semi-annual Shareholder reports and any proxy statements;

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          (7) Assist in the preparation of registration statements on Form N-1A and other filings relating to the registration of the Fund's Shares;

          (8) Act as liaison with the Fund's independent certified public accountants and provide account analyses, fiscal year summaries, and other audit related schedules, and take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as such may be required by the Fund from time to time; and

          (9) Render such other similar services as may be reasonably requested by the Fund.

6. ADMINISTRATION AND SHAREHOLDER RECORDKEEPING SERVICES. The Agent shall perform the following administration and recordkeeping services:

          (a) General. The Agent will establish one or more accounts with the Fund's custodian for the prompt deposit of funds received in connection with the Agent's activities hereunder.

          (b) Purchases. The Agent shall act as agent for the Fund and/or the Fund's principal underwriter for the purpose of receiving and accepting orders and payment for the purchase of Shares in accordance with the Fund's prospectus as amended from time to time. If such purchase orders comply with the procedures as may be described in the Fund's current prospectus or as set forth in Proper Instructions, the Agent shall promptly deliver payment and appropriate documentation therefor to the Fund. If any check or other order for the purchase of Shares is returned to the Agent unpaid for any reason, the Agent shall promptly deliver such check or order to the Fund for further action.

          (c) Redemptions. The Agent shall act as agent for the Fund and/or the Fund's principal underwriter for purposes of receiving and accepting redemption requests and redemption directions in accordance with the Fund's prospectus as amended from time to time. If such redemption requests and directions comply with the procedures as may be described in the Fund's current prospectus or as set forth in Proper Instructions, the Agent shall deliver the appropriate instructions therefor to the Fund. If any such request for redemption does not comply with the procedures for redemption approved by the Fund, the Agent shall promptly notify the Shareholder and the Fund of such fact, together with the reason therefor.

          (d) Exchanges and Transfers. The Agent shall act as agent for the Fund and/or the Fund's principal underwriter for purposes of receiving and accepting exchange and transfer requests and exchange and transfer directions in accordance with the Fund's prospectus, as amended from time to time. If such requests and directions comply with the procedures as may be described in the Fund's current prospectus or as set forth in Proper Instructions, the Agent shall deliver the appropriate instructions therefor to the Fund. If any such request for exchange or transfer does not comply with the procedures for exchange or transfer as approved by the Fund, the Agent shall promptly notify the Shareholder and the Fund of such fact, together with the reason therefor.

          (e) Recordkeeping.

               (1) The Agent shall record the issuance, transfer, redemption and exchange of Shares and the issuance and transfer of Share certificates, and shall maintain pursuant to applicable rules and regulations of the SEC a record of the total number of Shares of the Fund that are authorized, based upon data provided to it by the Fund as transfer agent, and issued and outstanding. The Agent shall also maintain an account entitled "Unissued Certificate Account" in which it will record the Shares issued and outstanding from time to time for which the issuance of Share certificates by the Fund is deferred. The Agent shall provide the Fund on a regular basis or upon reasonable request the total number of Shares that are authorized and issued and outstanding, but shall have no obligation, when recording the issuance of Shares, except as otherwise set forth herein, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

               (2) The Agent shall establish and maintain records pursuant to applicable rules and regulations of the SEC relating to the services to be performed hereunder in the form and manner agreed to by the Fund, including a record for each Shareholder's account of the following:

                    (i) Name, address and tax identifying number;

                    (ii) Number of Shares and fractional Shares held;

                    (iii) Historical information as to the account, including dividends paid and date and price for all transactions;

                    (iv) Any stop or restraining order placed against the account;

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                    (v) Information with respect to withholdings in the case of a foreign account or an account for which withholding is required by the Internal Revenue Code;

                    (vi) Any dividend reinvestment order, plan application, dividend address and correspondence relating to the current maintenance of the account;

                    (vii) Certificate numbers and denominations for any Shareholder holding certificates; and

                    (viii) Any information required in order for the Agent to perform the calculations contemplated or required by this Agreement.

          (f) Reports.

               (1) The Agent shall furnish periodically to the Fund, as well as to the appropriate agent of the Fund designated by the Fund for the receipt of such information, the following information:

                    (i) The total number of Shares issued and outstanding (including a breakdown of the total number of Shares issued and outstanding in each state for Blue Sky purposes) as determined according to Proper Instructions delivered from time to time by the Fund to the Agent;

                    (ii) Shareholder lists and statistical information; and

                    (iii) Such other information as may be agreed upon from time to time.

               (2) The Agent shall prepare and file with the Internal Revenue Service and appropriate state agencies, and, if required, mail to Shareholders, such forms or notices for reporting dividends and distributions paid as are required to be so filed and mailed.

          (g) Other Duties. In addition to and not in lieu of the services set forth above, the Agent shall prepare Shareholder meeting lists, mail proxies and other material supplied to it by the Fund in connection with Shareholder meetings, receive and tabulate proxies, mail Shareholder reports and prospectuses to current Shareholders, prepare and mail confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, prepare and mail activity statements for Shareholders, provide Shareholder account information, answer inquiries from Shareholders regarding their Share accounts or the Fund (or, if more properly responded to by the transfer agent or distributor, refer the inquiry to the appropriate person), and supervise the activities of the Fund's custodian and the Fund's activities as transfer agent.

7. RECORDS. The Agent shall create and maintain all necessary books and records in accordance with all applicable laws, rules and regulations, including, but not limited, to records required by Section 31(a) of the 1940 Act and the rules thereunder, as the same may be amended from time to time, pertaining to the services performed by it and not otherwise created and maintained by another party pursuant to contract with the Fund. Such books and records which are in the possession of the Agent shall be the property of the Fund. The Fund, or the Fund's authorized representatives, shall have access to such books and records at all times during the Agent's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by the Agent to the Fund or the Fund's authorized representatives at the Fund's expense.

8. INFORMATION TO BE PROVIDED TO AGENT. The Fund shall provide, and shall require each of its agents (including, without limitation, its custodian and distributor) to provide, to the Agent, in a timely fashion all data and information necessary for the Agent to maintain the Fund's accounts, books and records as required by this Agreement.

9. CONFIDENTIALITY. The Agent agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Fund all books, records and other information relative to the Fund and the Fund's prior, present or potential Shareholders, and not to use such books, records and other information for any purpose other than performance of the Agent's responsibilities and duties hereunder, except, after prior notification to and approval by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Agent may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

10. RIGHT TO RECEIVE ADVICE.

     (a) Advice of the Fund. If the Agent shall be in doubt as to any action to be taken or omitted by it, it may request, and shall promptly receive, from the Fund directions or advice, including Proper Instructions where appropriate.

     (b) Advice of Counsel. If the Agent shall be in doubt as to any question of law involved in any action to be taken or omitted by the Agent, it may request advice from qualified legal counsel of its own choosing, who is acceptable to the Fund.

     (c) Protection of the Agent. The Agent shall be protected in any action that it takes or determines not to take in reasonable reliance on any directions, advice or Proper Instructions received pursuant to subsections
     (a) or (b) of this paragraph. However, nothing in this paragraph shall be construed as imposing upon the Agent any obligation to seek such directions, advice or Proper Instructions, or to act in accordance with such directions, advice or Proper Instructions when received, unless, under the terms of another provision of this Agreement, the same is a condition to the Agent's properly taking or omitting to take such action. Nothing in this subsection shall excuse the Agent when an action or omission on the part of the Agent constitutes willful misfeasance, willful misconduct, negligence or reckless disregard by the Agent of its duties under this Agreement.

11. COMPLIANCE WITH APPLICABLE REQUIREMENTS. In carrying out its obligations. under this Agreement, the Agent shall at all times conform with all applicable provisions of the Securities Act of 1933, as amended, the 1934 Act and the 1940 Act; any other applicable provisions of state and federal laws, rules and regulations; and the provisions of the Fund's current prospectus, Agreement and Declaration of Trust and By-Laws, all as amended from time to time.

12. FEES AND EXPENSES.

     (a) As compensation for the accounting services rendered by the Agent during the term of this Agreement, the Fund will pay to the Agent a minimum annual fee of $16,500, an additional $12,000 for accounting services performed with respect to the first $30,000,000 in net assets and an additional $9,000 for accounting services performed with respect to each $30,000,000 in net assets thereafter. As compensation for administration and Shareholder recordkeeping services rendered by the Agent during the term of this Agreement, the Fund will pay to the Agent monthly account maintenance fees of $2.01 per account.

     (b) In addition to the fees paid pursuant to Paragraph 12(a), the Fund agrees to reimburse the Agent for its cash disbursements, expenses and charges in connection with the Agreement (excluding salaries and usual overhead expenses).

     (c) The Agent will, on a timely basis, bill the Fund with respect to fees and all amounts for which the Agent is to be reimbursed. The Fund will promptly pay to the Agent the amount of such billing.

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

     (d) The Agent in its sole discretion may from time to time employ or associate with itself such person or persons as the Agent may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both the Fund and the Agent. The compensation of such person or persons shall be paid by the Agent and no obligation shall be incurred on behalf of the Fund.

13. RESPONSIBILITY OF THE AGENT. The Agent shall be under no duty to take any action on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by the Agent in writing. The Agent shall not be liable for any error in judgment or mistake at law for any loss suffered by the Fund in connection with any matters to which this Agreement relates, but nothing herein contained shall be construed to protect the Agent against any liability by reason of willful misfeasance, willful misconduct, or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement. Without limiting the generality of the foregoing or of any other provision of this Agreement, the Agent in connection with its duties under this Agreement shall not be under any duty or obligation to inquire into and shall not be liable for or in respect of:

     (a) the validity or invalidity or authority or lack thereof of any Proper Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which the Agent reasonably believes to be genuine;

     (b) delays or errors or loss of data occurring by reason of circumstances beyond the Agent's control, including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply; or

     (c) the accuracy of security market quotations provided to Agent by Quotron Financial Information Services or such other service or source designated by the Fund's investment adviser, except when the Fund or investment adviser has given or caused the Agent to be given instructions to utilize a different market value.

In addition, nothing herein shall require the Agent to perform any duties under this Agreement on any day on which the Agent or the New York Stock Exchange, Inc. is closed for business.

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

14. STANDARD OF CARE; INDEMNIFICATION.

     (a) Standard of Care. The Agent shall be held to a standard of reasonable care in carrying out the provisions of this Agreement; provided, however, that the Agent shall be held to any higher standard of care that would be imposed upon the Agent by any applicable law, rule or regulation even though such standard of care was not part of the Agreement.

     (b) Indemnification by the Fund. The Fund agrees to indemnify and hold harmless the Agent and its nominees from all losses, damages, costs, charges, payments, expenses (including reasonable counsel fees), and liabilities arising directly or indirectly from any action or thing that the Agent takes or does or omits to take to do (i) at the request or on the direction of or in reasonable reliance on the written advice of the Fund or
     (ii) upon Proper Instructions, provided, that neither the Agent nor any of its nominees shall be indemnified against any liability to the Fund or to its Shareholders (or any expenses incident to such liability) arising out of the Agent's own willful misfeasance, willful misconduct, negligence or reckless disregard of its duties and obligations specifically described in this Agreement or its failure to meet the standard of care set forth in Paragraph 14(a).

     (c) Indemnification by the Agent. The Agent agrees to indemnify and hold harmless the Fund and its nominees from all losses, damages, costs, charges, payments, expenses (including reasonable counsel fees), and liabilities arising out of or attributed to any action or failure or omission to act by the Agent as a result of the Agent's own willful misfeasance, willful misconduct, negligence or reckless disregard of its duties and obligations specifically described in this Agreement.

15. INSURANCE. The Agent will at all times maintain in effect insurance coverage, including, without limitation, Fidelity Bond and Electronic Data coverage, at levels of coverage consistent with those customarily maintained by other high quality investor servicing agents for registered investment companies and with such policies as the Board of Trustees of the Fund may from time to time adopt.

16. DURATION AND TERMINATION. This Agreement shall continue until termination by either the Agent or the Fund on sixty days' written notice. In the event that in connection with any such termination a successor to any of the Agent's duties or responsibilities hereunder is designated by the Fund by written notice to the Agent, the Agent will cooperate fully in the transfer of such duties and obligations, including provision for assistance by the Agent's personnel in the establishment of books, records and other data by such successor. The Fund will reimburse the Agent for all reasonable expenses incurred by the Agent in connection with such transfer.

17. NOTICES. All notices and other communications, including Proper Instructions (collectively referred to as "Notice" or "Notices" in this paragraph), hereunder shall be in writing or by confirming telegram, cable, telex or facsimile sending device. Notices to the Agent shall be addressed to the Agent at 70 Linden Oaks, Rochester, New York 14625-2804. Notices to the Fund shall also be addressed to the Fund at 70 Linden Oaks, Rochester, New York 14625-2804. All postage, cable, telex, or facsimile sending device charges arising from the sending of a Notice hereunder shall be paid by the sender.

18. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

19. AMENDMENT; MODIFICATION;. WAIVER. This Agreement or any part hereof may be amended, modified or waived only by an instrument in writing signed by both parties hereto.

20. ASSIGNMENT. Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

21. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original. This Agreement shall become effective when one or two counterparts have been signed and delivered by each of the parties.

22. LIMITATION ON LIABILITY. A copy of the Agreement and Declaration of Trust (including any amendments thereto) of the Fund is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as trustees and not individually and that the parties agree that obligations of or arising out of this instrument are not binding upon any of the Trustees or officers or Shareholders individually, but binding only upon the assets and property of the Fund.

23. MISCELLANEOUS. This Agreement embodies the entire agreement and understanding between the parties thereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof, provided that the parties hereto may embody in one or more separate documents their agreement, if any, with respect to Proper Instructions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be deemed to be a contract made in New York and governed by New York law. If any provision of this

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

Agreement shall be held or made invalid by a court decision, statute, rule, regulation or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefits of the parties hereto and their respective successors.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.

                                        ROCHESTER FUND SERIES


                                    By: /s/  RONALD H. FIELDING
                                    ---------------------------
                                             Ronald H. Fielding
                                             President




                                        ROCHESTER FUND SERVICES, INC.


                                    By: /s/  MICHAEL S. ROSEN
                                    -------------------------
                                             Michael S. Rosen
                                             Vice President

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

1.  Appointment ..............................................  1
2.  Delivery of Documents ....................................  1
3.  Authorized Persons .......................................  2
4.  Proper Instructions ......................................  2
5.  Fund Accounting Services .................................  3
6.  Administration and Shareholder Recordkeeping Services ....  5
7.  Records ..................................................  8
8.  Information to Be Provided to Agent ......................  8
9.  Confidentiality ..........................................  8
10. Right to Receive Advice ..................................  8
11. Compliance with Applicable Requirements ..................  9
12. Fees and Expenses ........................................  9
13. Responsibility of the Agent .............................. 10
14. Standard of Care; Indemnification ........................ 11
15. Insurance ................................................ 11
16. Duration and Termination ................................. 11
17. Notices .................................................. 12
18. Further Actions .......................................... 12
19. Amendment; Modification; Waiver .......................... 12
20. Assignment ............................................... 12
21. Counterparts ............................................. 12
22. Limitation on Liability .................................. 12
23. Miscellaneous ............................................ 12


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